EXHIBIT 99.1

CONSENT OF OPPENHEIMER & CO. INC.

We hereby consent to (i) the inclusion of our opinion letter, dated April 12, 2013, addressed to the Board of Directors of BioSante Pharmaceuticals, Inc. (“BioSante”) as Annex H to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of BioSante relating to the proposed merger of ANI Merger Sub, Inc., a wholly owned subsidiary of BioSante, with and into ANI Acquisition Company d/b/a ANI Pharmaceuticals, Inc., and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus under the headings “Summary—Opinion of Oppenheimer & Co. Inc.,” “The Merger—Background of the Merger,” “The Merger—BioSante Reasons for the Merger” and “The Merger—Opinion of Oppenheimer & Co. Inc.”  Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Oppenheimer & Co. Inc.

OPPENHEIMER & CO. INC.

April 25, 2013